Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2017, relating to the financial statements and financial highlights which appear in the December 31, 2016 Annual Report to Shareholders of Thrivent Series Fund, Inc. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

April 26, 2017